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                                    EXHIBIT 10.16
            AMENDED AND RESTATED LICENSE AGREEMENT WITH INSTA-HEAT, INC.,
                             EFFECTIVE SEPTEMBER 30, 1995


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                                 AMENDED AND RESTATED
                                  LICENSE AGREEMENT


    This Amended and Restated License Agreement ("Agreement") is entered into effective as of September 30, 1995, by and among INSTA-HEAT, INC., a California Corporation ("IHI") with its principal offices at 11944 Thomas Hayes Lane, San Diego, California 92126, James A. Scudder, an individual ("Scudder"), James L. Berntsen, an individual ("Berntsen"), and ONTRO, INC., a California corporation ("Ontro"), with its principal offices at 12675 Danielson Ct., #401, Poway, California 92064. The parties to this Agreement are sometimes referred to collectively herein as the "Parties."

                                       RECITALS

    IHI, has developed certain technology embracing self-heating containers. IHI desires to have the technology commercialized through the granting of an exclusive license to the technology and all related technology, and all technology developed by IHI in the future; and

    Ontro was organized for the principal purpose of acquiring a license to commercialize the self-heating container technology, either itself or by various sublicenses. Ontro desires to acquire the exclusive license to the technology.

    Ontro and IHI now wish to amend and restate their original License Agreement dated March 30, 1995. This Amended and Restated License Agreement supersedes, amends and restates the March 30, 1995 License Agreement.

    Incorporating the above recitals herein, and in consideration of the obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

    1.1 "CONFIDENTIAL INFORMATION" shall mean information in any form owned or controlled by a party to this Agreement that is not generally known by the general public. Confidential Information includes, without limitation, trade secrets, formulas, processes, know-how, data, designs, drawings, costs, efficiency rates, price lists, and any information relating to self-heating and all other forms of thermal containers, including both technical and non-technical matters. Confidential Information may be patentable or unpatentable, copyrightable or uncopyrightable. Nevertheless, Confidential Information shall not include:

    (a) that which, at the time of disclosure or later, is published or otherwise becomes available to the general public, without breach of this Agreement; and


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    (b)  that which has been known or possessed by a party, its employees or agents prior to the date of disclosure to it by the other party, provided such party delivers Written Notice to the disclosing party within the (10) business days following such disclosure that the receiving party already possessed such information.

    Confidential Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain or the parties' possession at the execution of the Agreement.

    1.2 "GROSS SALES PRICE" shall mean invoice sales price less sales or use taxes, credit for returned goods, packing, shipping, insurance, discounts, and similar charges or adjustments, as listed on the Invoice.

    1.3 "LICENSED PRODUCT" shall mean any self-heating or self-cooling or other forms of thermal container or component thereof, any accessory for any such container, and any heating or cooling module or component thereof, together with any and all improvements on any of such items, that:

    (a) incorporates or is manufactured using one or more of Licensor's Inventions, including but not limited to, that which is covered by one or more claims of one or more of Licensor's Patents and that which incorporates or is manufactured in accordance with trade secrets of or Confidential Information of Licensor; or

    (b)  is offered for sale under one or more of Licensor's Marks; or

    (c) incorporates or is manufactured in accordance with material covered by one or more of Licensor's Copyrights.

    1.4       "LICENSOR" shall mean IHI, as well as James A. Scudder and James
L. Berntsen, together with their employees, officers, directors, shareholders and agents.

    1.5 "LICENSOR'S COPYRIGHTS" shall mean any copyrights now owned by Licensor or hereafter acquired or used by Licensor during the term of this Agreement associated with involving, related to or connected with any self-heating or self-cooling or any other form of thermal containers or any component, feature, accessory, heating or cooling module, or any improvement thereon.

    1.6 "LICENSOR'S INVENTIONS" shall mean structural, functional, design and ornamental aspects of self-heating or self-cooling containers, including components of the containers and all processes for manufacturing the containers or components, including all know-how and trade secrets of Licensor, and all improvements thereto, patentable or unpatentable, now owned or controlled by Licensor or developed or acquired by Licensor during the term of this agreement. "Licensor's Inventions" includes, without limitation, Licenser's Patent Applications defined below and all Confidential Information, and all Patents issued from Licensor's Patent Applications or otherwise


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acquired by Licensor.  Ontro hereby acknowledges the existence of such aspects of self-heating containers or self-cooling and other form of thermal containers, and admits to their novelty in view of the state of the art in container design and manufacture as of the date hereof.

    1.7 "LICENSOR'S MARKS" shall mean any and all marks now owned by Licensor used in connection with or associated with, related to, or involving any self-heating or self-cooling or other forms of thermal containers or all of such marks hereafter acquired or used by Licensor during the term of this Agreement in connection with, associated with, related to or involving self-heating or self-cooling or any other form of thermal containers, including without limitation, the marks "INSTA-HEAT," "INSTA-COOL," and "ANYTIME, ANYWHERE."

    1.8 "LICENSORS NEW INVENTIONS" shall mean structural, functional, design, process, and ornamental aspects of any device or object used in connection with or related to thermal containers, other than Licensor's Inventions, including without limitation, components of a device or object used in connection with or related to thermal containers and processes for manufacturing the device or object or any of its components, including all know-how and trade secrets of Licensor used in connection with or related to thermal containers, and improvements thereto, patentable or unpatentable, now owned or controlled by Licensor or conceived, developed or acquired by Licensor during the term of this agreement. "Licensor's New Inventions" includes, without limitation, Licensor's patent applications, if any, and all Confidential Information relating to any device or object used in connection with or related to thermal containers.

    1.9 "LICENSOR'S PATENT APPLICATIONS" shall mean technology described and claimed in United States patent application serial no. 08/250, 537, entitled "CONTAINER WITH INTEGRAL MODULE FOR HEATING OR COOLING THE CONTENTS," filed May 31, 1994. Such term also includes United States design patent application serial no. 29/025/518, entitled "BEVERAGE CONTAINER," filed July 5, 1994, and United States patent application serial no. 08/550,547 filed October 30, 1995. Licensor's Patent Applications also includes any continuations, continuations-in-part, divisions, reissues, and improvements relating to the foregoing applications, both in the United States, and other countries and under any patents that may issue on any of the Licensor's Patent Applications during the term of this Agreement relating to self-heating or self-cooling or any other form of thermal containers or any component, feature, accessory, heating, cooling or other thermal module or improvement thereon, both in the United states and in other countries worldwide ("Licensor's Patents").

    1.10 "LICENSOR'S PROPERTY" shall mean any molds, prototypes, machines, tools, blueprints, drawings, specifications, data and similar property used in connection with or related to thermal containers, and provided by Licensor to Ontro before or during the term of this Agreement.

    1.11 "WRITTEN NOTICE" shall mean mailing of the information by first-class, registered, or U.S. Express Mail or delivery by a national overnight delivery service, with postage or delivery charges prepaid and addressed as follows:


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         If to Licensor:                         If to Ontro:

         INSTA-HEAT, INC.                        Ontro, Inc.
         11944 Thomas Hayes Ln.                  12675 Danielson Ct., #401
         San Diego, CA  92126                    Poway, CA  92064
         Attention: President                    Attention: President


                                      ARTICLE II
                              GRANT OF EXCLUSIVE LICENSE

    Licensor hereby grants to Ontro the exclusive worldwide rights to manufacture, use, sell and promote Licensor's Inventions and Licensor's New Inventions, as provided below, and to use any of Licensor's Patents, Licensor's Copyrights and Licensor's Marks in connection with the manufacture, use, sale and promotion of Licensed Products, ("Licensed Technology").

    2.1 PRODUCT SPECIFICATIONS: Licensor shall furnish to Ontro all of the information within its possession as of the date hereof or coming into its possession hereafter during the term of this Agreement, relating in any way to self-heating or self-cooling or other form of thermal containers, including without limitation, any specifications for the information or technology and all information concerning the use of particular materials or manufacturing methods.

    2.2 QUALITY: Licensor does not warrant that the specifications furnished by it will be sufficient to assure heating or cooling of the specified volume of any container to any specified temperature within any time limits specified. The specifications may include prototypes or examples of self-heating containers or components thereof. Licensor undertakes and agrees to use reasonable efforts throughout the term of the Agreement to update and improve the specifications from time to time.

    2.3 PROPRIETARY TECHNOLOGY: The parties understand and acknowledge the Licensed Technology embodies proprietary technology owned by Licensor, which proprietary technology may be the subject of trade secret protection and United States and foreign patent applications or patents.

    2.4 SUBLICENSES: Ontro may grant Sublicenses to such persons and upon such terms as it may determine, provided that the rights granted to sub-licensee are not greater than the rights granted to Ontro herein, and that all sub-license royalties are paid to Licensor as provided herein. Ontro shall notify Licensor of any sublicenses granted by it and the general terms thereof within 30 days following the grant of such sub-license.

    2.5 GRANT BACK OF IMPROVEMENTS: If, during the term of this Agreement, Ontro makes any improvements to Licensor's Inventions, Licensor grants to Ontro an exclusive worldwide royalty-free license to manufacture, use and sell any such improvements, including such rights under any U.S. or foreign patents Ontro may receive or otherwise acquire. All intellectual property ownership rights to any improvements will be owned by Licensor.


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    2.6       EXPANSION OF LICENSE:  Any and all improvements, updates,
upgrades, refinements and modifications of any sort which are used in connection with or are related to the Licensed Technology, conceived or implemented by Licensor during the term of this Agreement are specifically included within the terms of the license granted hereunder. Licensor shall immediately notify Ontro in writing of any such improvements, updates, upgrades, refinements or modifications of any sort affecting the Licensed Technology, including but not limited to the Licensor's Inventions, Licensed Products, or Licensor's Property, including all information of every sort within the control, custody or possession of Licensor relating to the same, including without limitation, Confidential Information. In addition, Licensor shall immediately notify Ontro in writing of any and all Licensor's New Inventions developed or conceived during the term of this Agreement. Such writing shall be of sufficient detail to enable Ontro to clearly delineate the nature and scope of such Licensor's New Invention and to form a reasoned decision concerning its utility and potential marketability. Following its receipt of such written notification, Ontro shall have the option for a period of 90 days to evaluate the nature and scope of such Licensor's New Inventions and to elect to include the same within the scope of this Agreement by written notification to Licensor, stating the Licensor's New Inventions which it is electing to include within the terms of this Agreement applicable to Licensor's Inventions as if originally included in the definition set forth at Section 1.6.

                                     ARTICLE III
                                   CONFIDENTIALITY

    3.1 DUTY TO PROTECT CONFIDENTIAL INFORMATION: Any Confidential Information disclosed or conveyed by Licensor to Ontro or by Ontro to Licensor by written communication and marked as confidential, by oral communication and confirmed in writing within thirty (30) working days of oral disclosure, or by transfer or demonstration of a self-heating or self-cooling or other form of thermal container or component thereof in which Confidential Information is embodied or included and confirmed in writing within thirty (30) working days, shall be treated by the receiving party as secret and confidential and shall be held in trust for the disclosing party. The receiving party shall treat such information and take such steps to assure its continued confidentiality in like manner as it would use to protect its own trade secrets or confidential information and will not, except as required by law, disclose any such Confidential Information received from the other party to any third party who is not bound under a confidentiality and non-disclosure agreement.

    3.2 MEANS OF PROTECTING CONFIDENTIAL INFORMATION: Licensor and Ontro agree to take reasonable steps to ensure the proprietary and confidential nature of Confidential Information and of Property in which Confidential Information is embodied or included and to protect the same from loss or theft and agree to clearly mark such Confidential Information and properly indicate its proprietary nature.

                                      ARTICLE IV
                      MANUFACTURE AND SALE OF LICENSED PRODUCTS

    4.1       BEST EFFORTS:   Ontro shall use its reasonable best efforts to
develop demand for and further sales of the Licensed Products. Licensor shall provide Ontro or its nominee with all


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information within its possession, custody or control, including without limitation, blueprints, working drawings, specifications, molds, prototypes, machines, tools, and data relating to the Licensed Technology, Licensor's Inventions, Licensed Products or Licensor's Property and use reasonable efforts to assist Ontro in producing, marketing and distributing Licensed Products.

    4.2 SUBCONTRACT OF MANUFACTURE: Ontro, in its sole discretion shall determine the means and methods by which Licensed Products shall be manufactured. Ontro may manufacture Licensed Product or components thereof directly or contract or subcontract for such manufacture by such persons or sub-license the Licensed Technology to such persons as it may determine in its sole discretion. Ontro shall determine to its own satisfaction that each subcontractor, and sub-licensee meets Ontro's quality and production needs and the terms of any such contract, subcontract or sub-license.

    4.3 PATENT MARKING: Ontro shall determine, in its sole discretion, the extent to which each Licensed Product sold by Ontro utilizes Licensor's Patents and shall use its best efforts to cause each Licensed Product utilizing Licensor's Patents to indicate it is covered by one or more of such patents.

    4.4 TRADEMARK USE: Ontro shall determine, in its sole discretion, the extent to which each Licensed Product sold by Ontro is marked with one or more of Licensor's Marks in such form and manner as Ontro may determine from time to time. The nature and quality of all Licensed Products shall conform to standards set by Ontro in its sole discretion and Licensor shall cooperate with Ontro in facilitating Ontro's control of the nature and quality of Licensed Products. Upon reasonable request, Ontro shall furnish to Licensor, without cost, samples of Licensed Product for Licensor's examination and inspection. Licensor undertakes and agrees, upon request, to use its best efforts to assist Ontro in evaluating Licensed Products and maintaining such levels of consistency and quality in manufacturing as Ontro may establish in its sole discretion. Ontro shall, at all times maintain the sole authority concerning manufacture, design, distribution and marketing of Licensed Products and Licensor's efforts in connection therewith shall be strictly advisory in nature.

    4.5 COPYRIGHT NOTICE: Ontro shall, in its sole discretion, determine the extent to which each Licensed Product sold by Ontro is covered by Licensor's Copyrights and marked with appropriate copyright notices.

                                      ARTICLE V
                   MAINTENANCE OF LICENSOR'S INTELLECTUAL PROPERTY

    5.1 PATENT PROSECUTION: In the event Licensor becomes aware of any infringement of Licensor's Patent Application or violation of any copyright or mark protection during the term of this Agreement, Licensor shall immediately notify Ontro of such infringement or violation and shall consult with and cooperate in any way requested by Ontro in responding to such infringement or violation. Notwithstanding the foregoing, Ontro shall determine in its sole discretion, the action, if any, to be taken with respect to such infringement or violation, including without limitation the degree to which the parties will undertake to prosecute any such infringements or violations and any


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such actions undertaken shall be at the expense and direction of Ontro.  In connection with such suits, Licensor shall execute all papers necessary or appropriate in the discretion of Ontro, and Licensor shall testify in any suit whenever requested to do so by Ontro. If Ontro finds it necessary or appropriate in any suit that Ontro may institute, Licensor agrees to join Ontro as a party plaintiff in such proceeding. In any such event, however, Licensor shall not be charged for any costs or expenses.

    5.2 ASSISTANCE IN PROTECTION: In addition to its undertaking set forth in the preceding section, Licensor agrees to render to Ontro all assistance requested of it by Ontro in connection with the protection of Trademarks, Patents or Copyrights, and to make promptly available to Ontro its records, personnel files and any other files or information it possesses or to which it has access that may be of use to Ontro in such connection.

    5.3 INFRINGEMENT: Licensor represents and warrants that, to the best of its actual knowledge without investigation, the manufacture, distribution and sale of Licensor's Inventions shall not violate or infringe any valid trademarks, patents and/or copyrights held by third parties.

                                      ARTICLE VI
                              ROYALTY AND OTHER PAYMENTS

    6.1 INITIAL PAYMENT: Ontro shall pay to Licensor a one-time fee of one dollar ($1.00) upon execution of this Agreement, receipt of which is acknowledged by Licensor by its signature below.

    6.2 MINIMUM ROYALTY: Except as otherwise provided in this Agreement, the amount of the royalty Ontro shall pay to Licensor during any calendar year shall be a minimum of fifty thousand dollars ($50,000), payable annually not later than March 30 of the following calendar year. Except as otherwise specifically provided herein, such royalty payment obligation shall continue with respect to all Licensed Products sold by Ontro in perpetuity.

    6.3 CONTINUING ROYALTY: Ontro shall pay a continuing royalty in any year in which Ontro generates at least $4 million in annual net after tax operating income, including payment of all royalties due in connection with this Agreement. The amount of such additional royalty shall be the greater of
(I) two percent (2%) of the gross sales for all sales up to $30 million in Ontro sales of products utilizing the licensed technology; or (ii) 1.5 cents per unit sold, and, to the event gross sales of products utilizing the licensed technology exceed $30 million, the amount of additional royalty payable with respect to such excess shall be the greater of (I) three percent (3%) of the amount of gross sales in excess of $30 million; or (ii) 1.5 cents per unit sold in excess of the first $30 million in sales.

    6.4 ACCOUNTING: No later than forty-five (45) days following the end of each calendar quarter, Ontro shall furnish full and accurate quarterly reports to Licensor containing a statement of the number of Licensed Products manufactured, sold or caused to be manufactured or sold by Ontro.


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    6.5       DATE ROYALTY DUE:  At the time Ontro furnishes Licensor with a quarterly report, Ontro shall pay to Licensor royalties accrued as a result of Licensed Products sold by Ontro during the preceding calendar quarter and on or before March 30 of each calendar year any amount required to fulfill the minimum royalty requirements for the preceding calendar year.

    6.6 REDUCTION IN ROYALTY: During such time as Licensor does not own one or more Licensor's Patents or Applications, the dollar amount of the continuing royalty that would otherwise have been payable under Section 6.3 of this Agreement shall be reduced by twenty-five percent (25%) but shall be otherwise payable in the same manner and under the same terms and conditions. After such time as Licensor's Patents are expired or lapsed due to the nonpayment of a maintenance fee, or each of the claims of each of Licensor's Patents has been judged by court of competent jurisdiction, from which no appeal can be taken, to be invalid or unenforceable or to not cover any self-heating or self-cooling or other form of thermal container, or any heating, cooling or other thermal module or component thereof, any accessory for a self-heating or self-cooling container, or any heating or cooling module or component thereof manufactured or sold by Ontro, the dollar amount of the continuing royalty which would otherwise have been payable under Section 6.3 of this Agreement shall be reduced by twenty-five percent (25%) but shall otherwise remain payable in the same manner and under the same terms and conditions.

    6.7 ROYALTIES ON SUBLICENSING: Ontro shall pay to Licensor in U.S. dollars an additional royalty computed as follows. Such amount shall be payable no later than 45 days following the end of each calendar year.

    (a) In each calendar year in which the total number of Licensed Products sold by sub-licensees of Ontro is less than fifty million (50,000,000), for each Licensed Product sold by a sub-licensee, Ontro shall pay Licensor fifteen percent (15%) of the royalty received by Ontro from a sub-licensee's sale of the Licensed Product sold or 0.225 cents ($0.00225) per unit sold, whichever is greater.

    (b) In each calendar year in which the total number of Licensed Products sold by sub-licensees is greater than or equal to fifty million (50,000,000) and less than seventy-five million (75,000,000), for each Licensed Product sold by a sub-licensee, Ontro shall pay Licensor twelve and one-half percent (12.5%) of the royalty received by Ontro from a sub-licensee's sale of the Licensed Product sold or 0.188 cents ($0.00188) per unit sold, whichever is greater.

    (c) In each calendar year in which the total number of Licensed Products sold by sub-licensees is greater than or equal to seventy-five million (75,000,000), for each Licensed Product sold by a sub-licensee, Ontro shall pay Licensor ten percent (10%) of the royalty received by Ontro from a sub-licensee's sale of the Licensed Product or 0.150 cents ($0.0015) per unit sold, whichever is greater.



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    6.8       RIGHT TO INSPECT BOOKS:  Upon ten (10) days written Notice from
Licensor to Ontro but not more than two times in any twelve month period, Licensor or its representatives shall have the right to inspect the books of account and other records of Ontro for the purpose of ascertaining the number of Licensed Products manufactured or sold by Ontro, the amount received for them, the cost of manufacturing them and any other information Licensor may be required or entitled to obtain in order to determine whether Ontro is fully performing the terms, covenants and conditions of this Agreement.

    6.9 COST AND EXPENSES OF INSPECTION: Licensor shall conduct any inspections of the records of Ontro at its own expense, but if any item of information Licensor is required or entitled to obtain in order to determine whether Ontro is fully performing the terms, covenants and conditions of this Agreement materially differs from that which Ontro furnished to Licensor in a quarterly report or otherwise, Ontro shall reimburse Licensor for all cost and expenses, including fees charged by a certified public accountant, attorney or other representative of Licensor involved in the inspection.

    6.10 ADJUSTMENT: Independent of any inspection of the books of account and other records of Ontro, Licensor will credit to Ontro the amount of any overpayment made in error which is identified and fully explained in a written notice to Licensor delivered within twelve (12) months after the due date of the payment which included such alleged overpayment, provided that Licensor is able to verify, to its reasonable satisfaction, the existence and extent of the overpayment. Rights conferred by this Section 6.11 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a party having such right and signing such statement.

    6.11      COST OF RENEWAL OF PATENTS AND ADDITIONAL PATENT APPLICATIONS:
In addition to the payments provided above, Ontro shall bear the cost of any additional Patent Applications in connection with the Licensed Technology, Licensed Products, Licensor's Inventions, Licensor's Property, renewal, extension, maintenance or modification of Licensor's Copyrights, Licensor's Marks or Licensor's Patent Applications. Licensor shall take any action requested by Ontro with respect to such renewal, extension, maintenance or modification. Ontro shall also bear the cost of any of Licensor's New Inventions which Ontro elects to include within the term of this Agreement.

                                     ARTICLE VII
                                   PURCHASE OPTION

    7.1 OPTION TO PURCHASE: Licensor grants to Ontro the absolute option to purchase all of Licensor's rights, title and interest in and to Licensor's Inventions, Licensor's New Inventions, Licensor's Patents, Licensor's Copyrights, Licensor's Marks, and any and all other rights of any sort whatsoever relating in any way to the Licensed Technology or Licensed Products. Such option may be exercised at any time prior to 5:00 p.m., Pacific Standard Time on December 31, 1999 by delivery of written notice of Ontro's intention to exercise its option, delivered in accordance with the provisions of this Agreement and accompanied by payment of the sum of $3 million, by bank or cashier's check or by receipt of a wire transfer in good, clear funds in such amount. The term of the option may be extended until 5:00 p.m. December 31, 2000 by delivery of written notice of Ontro's


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election to extend the option delivered prior to the expiration of the option in accordance with Section 1.11 of this Agreement and accompanied by payment of the sum of $100,000, by bank or cashier's check, or by receipt of a wire transfer in good clear funds in such amount. In the event that Ontro has prepaid any minimum royalty due, computed as of the date of exercise of the option granted in this Section, the amount of any such prepayment may, at Ontro's election, be applied against the purchase price or the extension payment, as appropriate.
Upon exercise of the option granted under this Section, IHI undertakes and agrees to execute and deliver to Ontro any and all documents of any sort relating to the transfer of IHI's interests following exercise of the option. Such documents shall be executed and delivered immediately upon written request therefor by Ontro, but in no event more than five days following receipt by IHI of written request for such documents from Ontro delivered to IHI in accordance with Section 1.11 hereof.

                                     ARTICLE VIII
                              CLAIMS AND INDEMNIFICATION

    8.1 INDEMNIFICATION AGAINST THIRD-PARTY CLAIMS: Except as otherwise set forth above in Article V, Ontro shall indemnify and hold Licensor harmless against any and all claims arising from Ontro's use, manufacture, promotion, sale or distribution of Licensed Products or from any activity, work or thing done or permitted or suffered by Ontro anywhere and shall further indemnify and hold Licensor harmless from and against any and all claims arising from any breach or default in the performance of any obligation of Ontro to be performed under any provision of this Agreement or any agreement resulting from the negligence of Ontro, and from and against all costs, actual attorneys' fees expenses and liabilities incurred therein if any action or proceeding is brought thereon against Licensor by reason of any such claim upon Written Notice from Licensor, Ontro shall defend Licensor at Ontro's expense by counsel satisfactory to Licensor. Ontro, as a material part of the consideration to Licensor, hereby assumes all risks of damage to property or injury to person, arising from any cause, and Ontro hereby waives all claims relating to Licensed Products in respect thereto against Licensor. Examples of such causes include, by way of illustration and not by trade regulation or similar statute, unfair competition, any product liability or product-related responsibility of Ontro. Licensor shall indemnify and hold Ontro harmless against any and all claims arising from any activity, work or thing done or permitted or suffered by Licensor anywhere and shall further indemnify and hold Ontro harmless from and against any and all claims arising from any breach or default in the performance of any obligation of Licensor to be performed under any provision of this Agreement or any agreement resulting from the negligence of Licensor, and from and against all costs, actual attorneys' fees expenses and liabilities incurred therein if any action or proceeding is brought thereon against Ontro by reason of any such claim. Upon Written Notice from Ontro, Licensor shall defend Ontro at Licensor's expense by counsel satisfactory to Ontro. Licensor, as a material part of the consideration to Ontro, hereby assumes all risks of damage to property or injury to person, arising from any cause relating to Licensor's business, including the Licensed Products, prior to the date hereof, and Licensor hereby waives all claims in respect thereto against Ontro. Examples of such causes include, by way of illustration and not by trade regulation or similar statute, unfair competition, any product liability or product-related responsibility of Licensor.


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    8.2       LIABILITY FOR CLAIMS OF PARTIES:  Except as otherwise provided in this Agreement, neither party shall be liable for injury to the other's business or any loss of income therefrom or for damage to the other's property, employees, invitees, customers or any other person or thing, nor shall either party be liable for injury to the persons of the other or their respective employees, agents or contractors, whether or not such damage or injury arises or results from the performance or conduct imposed by this Agreement either directly or indirectly.

                                      ARTICLE IX
                                  TERM OF AGREEMENT

    9.1 EFFECTIVE DATE: This Agreement is effective upon its execution by both parties.

    9.2 TERM: This Agreement is intended to convey to Ontro all of Licensor's rights in the Licensor's Inventions, Licensor's Patent Applications, Licensor's Marks, Licensor's Copyrights, Licensor's Property and the Licensed Technology to the full extent of Licensor's legal ability, except as specifically set forth herein. Accordingly, this Agreement may be terminated only as follows.

    (a)  Upon the written consent of all parties to the Agreement;

    (b) Upon completion of any proceedings in bankruptcy or in reorganization or for the appointment of a permanent receiver or trustee or any other proceeding under any law for the relief of debtors by or against Ontro or if Ontro shall make an assignment for the benefit of its creditors; or

    (c) Upon the cessation of business by Ontro or its dissolution and liquidation.

    9.3 DUTIES OF PARTIES UPON TERMINATION: Upon termination of this Agreement, Ontro shall furnish Licensor with a final accounting and pay all royalties due in the manner otherwise described in this Agreement. Upon termination of this Agreement, Ontro shall return to Licensor all of the Licensor's Property. If this Agreement is terminated, all sub-licenses shall also terminate automatically subject only to Ontro's right to sell all inventory on hand at the time of termination.

                                      ARTICLE X
                               MISCELLANEOUS PROVISIONS

    10.1 MEETINGS: Each party shall have the right to call meetings with the other, to be held at Ontro's primary place of business or such other location as the parties may agree, not more frequently than quarterly, provided that the party calling the meeting furnishes at least fourteen (14) days Written Notice to the other party, to review matters relating to the terms and conditions of this Agreement and the compliance of each of the parties therewith and to consider any special matter of concern.

    10.2 CONFLICTS: Each party represents and warrants to the other that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder


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

will violate or constitute a default under any agreement or instrument to which either Ontro or Licensor is a party or by which either is bound.

    10.3 ENTIRE AGREEMENT; AMENDMENT: This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only by a writing signed by both of the parties and clearly designated as an amendment to this Agreement by an appropriate heading.

    10.4 SEVERABILITY: If any provision or portion thereof of this Agreement is determined to be invalid or unenforceable, the provision or portion shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

    10.5 NO IMPLIED WAIVERS: The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of such provision.

    10.6 ATTORNEYS FEES: If any arbitration or legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys fees incurred in connection with such arbitration or legal proceeding.

    10.7 ARBITRATION: Any controversy of claim arising out of or relating to this Agreement shall be settled by binding arbitration conducted in accordance with the Commercial Rules of the American Arbitration Association ("AAA"), and judgment upon any award rendered in such arbitration may be entered in any court having jurisdiction, regardless of whether one of the parties fails or refuses to participate. Any dispute in which monetary damages greater than one-hundred thousand dollars ($100,000) are alleged or in which injunctive relief or specific performance is requested shall be heard by a panel of three arbitration judges, which shall have the power to grant requests for injunctive relief and specific performance.

    10.8 GOVERNING LAW: This Agreement shall be construed and interpreted under the laws of the State of California. All disputes or controversies or questions arising under or relating to this Agreement between the parties hereto in relation to this Agreement shall be construed and resolved under the laws of the State of California. Any judgments upon the award entered by the arbitrators may be entered in the State or Federal Courts situated in the State of California.

    10.9 COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    10.10 CAPTIONS: The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limited or describe the scope or intent of the particular provision to which they refer.

    10.11 ASSIGNMENT: Ontro may only assign this Agreement with the prior written consent of IHI, which consent shall not be unreasonably withheld.

    Intending to be legally bound, the parties have executed this Agreement this ____________ day of _________________________, 1997.

Licensors:                             Ontro:

INSTA-HEAT, INC.                       ONTRO, INC.
a California corporation               a California corporation


By:                                    By:
  ---------------------                  ---------------------
Title:                                 Title:
     ------------------                     ------------------


-----------------------------------
James A. Scudder, individually


-----------------------------------
James L. Berntsen, individually


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